Exhibit 10.21

Cooperative Development Agreement for New Drugs

Party A: Xynomic Pharmaceuticals (Nanjing) Co., Ltd.

Address: 568 Longmian Avenue, Jiangning District, Nanjing City

Legal representative: Yinglin Xu

Party B: Niefang Yu

Address: Room 802, Building 8, Tianfeng Mingyuan, 9 Shuangtang Road, Changsha City

ID card number:

In accordance with the Contract Law of the People’s Republic of China and other relevant laws, regulations, rules and policies, based on equal consultation, Party A and Party B have reached an agreement on cooperatively developing new drugs. Both parties are voluntary to sign this contract and would like to abide by all the provisions thereof.

I.	Contents and purposes of the cooperation:

As agreed by both parties, drug creation and research will be carried out in practice. Both parties will strive to develop new drugs of the first class and with global intellectual property rights in the shortest possible time. With the ultimate goal of launching the drug to market, both sides shall carry out relevant clinical research domestically and overseas as soon as possible.

II.	Party A’s rights and obligations

1.	Party A employs Party B as one of its part-time senior managers. Entrusted by the senior executives of Party A, Party B will organize and manage the new drug research and development center (referred to as “R&D center”) of Party A.

2.	After the R&D center goes in normal operation, the total staff of the R&D center will be about 10 people including chemical synthesis researchers, biology (including pharmacology) researchers, analytical chemists and corresponding assistants.

3.	Party A shall recruit personnel for the R&D center and pay salaries, comprehensive benefits in accordance with state policies, travel expenses and other daily expenses of the recruited personnel.

4.	Party A shall provide the R&D center with funds for drug research and development from molecular design, synthesis, pharmacology etc. to declaration of clinical research. It is estimated that the liquidity required will be about RMB 2.5 million per year (excluding the funds needed for outsourcing of synthetic chemistry and for standardized researches for applying for Phase 1 clinical research) after the R&D center goes normal operation.

5.	Party A shall provide workplaces and conditions for the R&D center, including:

a)	Publish advertisements for synthetic, biological, analytical and more personnel (about 10) related to the drug research and development, including both doctoral and overseas personnel;

b)	Provide laboratory and necessary office space of about 400 square meters;

c)	Provide equipment and instruments for chemistry and biology analysis in the research and development site agreed upon by both parties.

6.	The R&D center is responsible for the application and maintenance of Party A’s intellectual property rights and pre-clinical researches of new drugs, etc.

7.	Under the arrangement of Party A, the R&D center shall participate in foreign cooperation and business operations of Party A’s projects.

III.	Party B’s rights and obligations

1.	Party B will be actually in charge of the corresponding work of the R&D center, including capacity building, R&D team building, research subjects and related work to promote.

2.	Party B shall lead the R&D center to engage in innovative drug-related researches such as molecular design, synthesis (outsourcing), screening, structural relationship research till the clinical research, and be in charge in reviewing all relevant research programs, evaluating the experimental results and guiding the teams of both parties.

3.	Party B shall make scientific judgment and node control on projects of the R&D center.

4.	Party B has the right to evaluate the personnel of the R&D center, and to make suggestions on performance appraisal of relevant personnel in accordance with the relevant provisions of the company so as to provide reference for Party A to issue performance appraisal bonuses.

5.	If Party A applies for project support or financing from governments at all levels for projects in the scope of this Agreement, Party B shall support and cooperate including but not limited to the writing, modification and reply of the project information.

6.	During the period of cooperation and after the R&D center goes normal operation, Party B shall list Party A as the co-author and co-unit in at least one paper published on international journal every year.

7.	In the early stage of the establishment of the R&D center, drug synthesis and activity testing should be carried out at Party A’s premises or entrusted by Party A to a third party (including Central South University, where Party B works for).

8.	At the request of Party A, Party B will hold the post of a member of the scientific advisory board of Party A’s parent company, Xynomic Pharmaceuticals, Inc., allow Party A’s parent company to list Party B’s information on its official website, contact with Chinese and foreign investment funds, investment banks and other institutions at the request of Party A’s parent company and introduce the progress of the new drug development project.

9.	Party B shall strictly protect Party A’s intellectual property rights and agree to grant the global rights and interests of all the intellectual property rights, which are researched and developed by Party B during the performance period of this contract, to Party A’s parent company or Party A free of charge, unconditionally, irreversibly and exclusively.

IV.	Equity distribution

1.	After this contract comes into effect, Party B will obtain the option of 50,000 shares of the common stock of Party A’s parent company with the excise price of $1 per share (the per share price of Party A’s parent company is expected to be no less than $10 after completing Nasdaq listing). The vesting schedule of the option is: 40% after this contract comes into effect, 20% on April 30, 2019, 20% on April 30, 2020 and 20% on April 30, 2021.

2.	Rewards for achievements consist of the following parts

1)	If Party B, as the main contributor, obtains two or more patents for substantive review, he/she will obtain the option of 20,000 shares of the common stock of Party A’s parent company, which has the excise price of $1 per share and will go vesting for all immediately.

2)	If Party B, as the main contributor, has one candidate compound allowed to enter Phase 1 clinical trial, he/she will obtain the option of 40,000 shares of common stock of Party A’s parent company, which has excise price of $1 per share and will go vesting for all immediately; If Party B, as the main contributor, has the second candidate compound allowed to enter Phase 1 clinical trial, he/she will obtain the option of 40,000 shares of common stock of Party A’s parent company once again, which has excise price of $1 per share and will go vesting for all immediately;

3)	The awards for other achievements and the year-end awards shall be examined and approved by Party A according to the actual situation.

V.	Labor remuneration

1.	After this contract goes into effect, Party A shall pay Party B pre-tax salary of RMB 35,000 (35,000.00) before the end of each month. Party B shall pay the individual income tax and all other related taxes and fees to the state on its own, and the specific operation shall be handled by Party A’s finance department.

2.	In view of the fact that Party B already has social security and provident fund etc. in its full-time work unit, Party A does not need to pay the insurance and housing fund for Party B.

3.	Party A shall completely reimburse Party B for the transportation expenses such as round-trip air tickets, high-speed rail tickets, accommodation fees and taxi tickets from Changsha or other major cities in China or from other workplaces of Party A for the needs of work within the scope of this Agreement.

4.	According to the agreement between the two parties and within the allowable scope of the policy, Party A will apply for the relevant government subsidies that Party B can enjoy.

VI.	The effective date of the contract: May 1, 2018.

VII.	Others

1.	The two parties shall negotiate amicably on matters not mentioned in this Agreement.

2.	Except for force majeure, both parties shall strictly abide by this Agreement.

3.	This Agreement is in quadruplicate and each party holds two copies, which are equally authentic.

Party A: Xynomic Pharmaceuticals (Nanjing) Co., Ltd.	Party B: Niefang Yu

Legal representative: Yinglin Xu	ID card number:

Date: 23 April 2018	Date: 23 April 2018

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